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                                                                     EXHIBIT 3.6

              CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND
                                   PREFERENCES
                                     OF THE
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                          SATCON TECHNOLOGY CORPORATION

     The undersigned, the Chief Executive Officer of SatCon Technology Corporation, a Delaware corporation (the "Company"), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of Series A Convertible Preferred Stock, was duly adopted on February 13, 2003:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there hereby is created out of the shares of Preferred Stock, par value $.01 per share, of the Company authorized in Article IV of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Company, to be named "Series A Convertible Preferred Stock," consisting of Two Hundred Sixty (260) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

     1. DESIGNATION AND RANK. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be Two Hundred Sixty (260) Shares. The Series A Preferred Stock shall rank prior to the common stock, par value $.01 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock ("Junior Stock"). The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

     2.   DIVIDENDS.

          (a) PAYMENT OF DIVIDENDS. The holders of record of shares of Series A Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of ten PERCENT (10%) of the stated Liquidation Preference Amount (as defined in Section 4 hereof) per share per annum commencing on the date of issuance (the "Issuance Date") of the Series A Preferred Stock, increasing to the rate of twelve percent (12%) of the stated Liquidation Preference Amount on January 1, 2004 (the "Dividend Payment"), and no more, payable quarterly at the option of the Company in cash or in shares of Common Stock, in an amount equal to the quotient of (i) the Dividend Payment divided by (ii) the greater of (x) 80% of the average of the Closing Bid and Ask Price (as defined in Section 5(c)(iii) hereof) of the Common Stock on the Nasdaq National

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Market for the fifteen (15) trading days ending on the eleventh (11th) trading day prior to the required payment date and (y) the Conversion Price (as defined in Section 5(d) hereof). Notwithstanding the foregoing, the Dividend Payment for the twelve (12) months following the Issuance Date shall be payable on the Issuance Date to the holders of record of shares of Series A Preferred Stock in shares of Common Stock in an amount equal to the average of the Closing Bid and Ask Price for the five (5) trading days prior to the Issuance Date. If the Company elects or is required to pay any dividend in Common Stock, the Company will give the holders of record of shares of the Series A Preferred Stock ten
(10) trading days notice prior to the date of the applicable Dividend Payment. In the case of shares of Series A Preferred Stock outstanding for less than a full year, dividends shall be pro rated based on the portion of each year during which such shares are outstanding. Dividends on the Series A Preferred Stock shall be cumulative, shall accrue and be payable quarterly. Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Junior Stock. Such dividends shall accrue on each share of Series A Preferred Stock from day to day whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking on a parity with the Series A Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Junior Stock.

          (b) So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock (other than dividends or distributions payable in additional shares of Junior Stock), unless at the time of such dividend or distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

          (c) In the event of a dissolution, liquidation or winding up of the Company pursuant to Section 4, all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the day immediately preceding the date of payment of the preferential amount to the holders of Series A Preferred Stock. In the event of (i) a mandatory redemption pursuant to Section 9 or (ii) a redemption upon the occurrence of a Major Transaction (as defined in Section 8(c)) or a Triggering Event (as defined in Section 8(d)), all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the day immediately preceding the date of such redemption. In the event of a voluntary conversion pursuant to Section 5(a), all accrued and unpaid dividends on the Series A Preferred Stock being converted shall be payable on the day immediately preceding the Voluntary Conversion Date (as defined in Section 5(b)(i)).

          (d) For purposes hereof, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than redemptions set

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forth in Section 8 below or repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

     3.   VOTING RIGHTS.

          (a) CLASS VOTING RIGHTS. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 80% of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of previously authorized Common Stock or Preferred Stock, ranking senior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; PROVIDED, HOWEVER, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of the Company's Junior Stock; (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; PROVIDED, HOWEVER, that any creation and issuance of another series of Junior Stock or any other class or series of equity securities which by its terms shall rank on parity with the Series A Preferred Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; (v) effect any distribution with respect to Junior Stock; or (vi) reclassify the Company's outstanding securities. Notwithstanding the foregoing to the contrary, so long as at least 80 shares of Series A Preferred Stock are outstanding, the Company shall not issue any securities senior to or on parity with the Series A Preferred Stock without the affirmative vote or consent of the holders of at least 80% of the shares of the Series A Preferred Stock outstanding at the time other than the issuance of the secured convertible promissory notes (the "NOTES") issuable pursuant to the Note and Warrant Purchase Agreement by and among the Company and the investors named therein (the "NOTE AND WARRANT PURCHASE AGREEMENT").

          (b) GENERAL VOTING RIGHTS. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Delaware law, the Series A Preferred Stock shall have no voting rights. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

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     4.   LIQUIDATION PREFERENCE.

          (a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $12,500 per share (the "Liquidation Preference Amount") of the Series A Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock on a parity with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this
Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; PROVIDED, HOWEVER, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

          (b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

          (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

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     5.   CONVERSION. The holder of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. At any time on or after the Issuance Date, the holder of any such shares of Series A Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock. In the event of such a redemption or liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights and
(ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

          (b) MECHANICS OF VOLUNTARY CONVERSION. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

                  (i) HOLDER'S DELIVERY REQUIREMENTS. To convert Series A Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as EXHIBIT I (the "Conversion Notice"), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

                  (ii) COMPANY'S RESPONSE. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company

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of the Preferred Stock Certificates to be converted pursuant to a Conversion
Notice, together with the originally executed Conversion Notice, the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Company of the applicable Preferred Stock Certificates and executed Conversion Notice, issue and deliver to the Depository Trust Company ("DTC") account on the Holder's behalf via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than five (5) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

                  (iii) DISPUTE RESOLUTION. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

                  (iv) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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                  (v)     COMPANY'S FAILURE TO TIMELY CONVERT. If within three
(3) business days of the Company's receipt of the Conversion Notice and the Preferred Stock Certificates to be converted (the "Share Delivery Period") the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series A Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock to which such holder is entitled pursuant to Section 5(b)(ii) (a "Conversion Failure"), in addition to all other available remedies which such holder may pursue hereunder and under the Series A Convertible Preferred Stock Purchase Agreement among the Company and the purchasers listed therein (the "Purchase Agreement") between the Company and the initial holders of the Series A Preferred Stock (including indemnification pursuant to Section 6 thereof), the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(b)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(b)(ii) and (B) the Closing Bid and Ask Price (as defined in Section 5(c)(iii) below) of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

          (c)     MANDATORY CONVERSION.

                  (i) Each share of Series A Preferred Stock outstanding on the Mandatory Conversion Date shall, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date.

                  (ii) As used herein, "Mandatory Conversion Date" shall be the first date which is at least ninety (90) days following the Effectiveness Date (as defined in the Registration Rights Agreement), that (i) the Closing Bid and Ask Price (as defined below) of the Common Stock exceeds $2.50 for a period of twenty (20) consecutive trading days; and (ii) that the Registration Statement (as defined in the Purchase Agreement) is effective or the shares of Common Stock into which the Series A Preferred Stock can be converted may be offered for sale to the public pursuant to Rule 144(k) ("Rule 144(k)") under the Securities Act of 1933, as

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amended. Notwithstanding the foregoing, the Mandatory Conversion Date shall be extended for as long as (A) the conversion of such share of Series A Preferred Stock would violate Section 7(c), or (B) a Triggering Event (as defined in
Section 8(d) hereof) shall have occurred and be continuing. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the "Conversion Date."

                  (iii) The term "Closing Bid and Ask Price" shall mean, for any security as of any date, the last average of the closing bid and ask price of such security on The Nasdaq National Market for such security as reported by Bloomberg, or, if no closing bid or ask price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid and ask prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid and Ask Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid and Ask Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock.

                  (iv) On the Mandatory Conversion Date, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock unless certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of the Series A Preferred Stock pursuant to this Section 5, the holders of the Series A Preferred Stock shall surrender the certificates representing the Series A Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within three (3) business days of the holder's delivery of the applicable Preferred Stock Certificates.

          (d)     CONVERSION PRICE.

                  (i) The term "Fixed Conversion Price" shall mean $1.25 per share, subject to adjustment under Section 5(e) hereof. Notwithstanding any adjustment hereunder, at no time shall the Fixed Conversion Price be greater than $1.25 per share; PROVIDED HOWEVER that the Conversion Price may be greater than $1.25 per share if it is adjusted pursuant to Section 5(e)(i).

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                  (ii)    In the event that the Company fails to achieve EBITDA
(as defined below) of at least $1.00 and a minimum of $13,500,000 in revenue determined in accordance with GAAP for the fourth quarter of fiscal year 2003, the holders of the Series A Preferred Stock may, commencing on the earlier of the date that the Company publicly discloses such numbers for the fourth quarter of fiscal year 2003 and the date that the Company files its annual report on Form 10-K for the fiscal year ending September 30, 2003, elect to apply an "Alternative Conversion Price," which shall equal the Closing Bid and Ask Price for the Company's Common Stock on the Conversion Date, subject to adjustment under Section 5(e) hereof. Notwithstanding any adjustment hereunder, at no time shall the Alternative Conversion Price be less than $0.75 (the "Alternative Conversion Price Floor"). Additionally, in no event shall the Alternative Conversion Price exceed the Fixed Conversion Price. The Fixed Conversion Price and the Alternative Conversion Price collectively are referred to in this Certificate of Designation as the "Conversion Price." For purposes hereof, "EBITDA" shall mean the revenues of the Company and its subsidiaries for any period from continuing operations excluding interest expense, tax, depreciation and amortization.

                  (iii) Notwithstanding the foregoing to the contrary, if during any period (a "BLACK-OUT PERIOD"), a holder of Series A Preferred Stock is unable to trade any Common Stock issued or issuable upon conversion of the Series A Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of a registration statement or because the Company has otherwise informed such holder of Series A Preferred Stock that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock (provided that such postponement, delay, suspension or fact that the prospectus cannot be used is not due to factors solely within the control of the holder of Series A Preferred Stock or due to the Company exercising its rights under Section 3(n) of the Registration Rights Agreement (as defined in the Purchase Agreement)), such holder of Series A Preferred Stock shall have the option but not the obligation on any Conversion Date within ten (10) trading days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such holder of Series A Preferred Stock that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten (10) trading days thereafter.

          (e)     ADJUSTMENTS OF CONVERSION PRICE.

                  (i) ADJUSTMENTS FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price and the Alternative Conversion Price Floor shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price and the Alternative Conversion Price Floor shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

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                  (ii)    ADJUSTMENTS FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS.
If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price and the Alternative Conversion Price Floor shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Price and the Alternative Conversion Price Floor then in effect by a fraction:

                          (1)   the numerator of which shall be the total number
of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                          (2)   the denominator of which shall be the total
number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                  (iii) ADJUSTMENT FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price and the Alternative Conversion Price Floor shall be made and provision shall be made (by adjustments of the Conversion Price and the Alternative Conversion Price Floor or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock; PROVIDED, HOWEVER, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price and the Alternative Conversion Price Floor shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and PROVIDED FURTHER, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

                  (iv) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price and the Alternative Conversion Price Floor shall be made and provisions shall be made (by adjustments of the Conversion Price and the Alternative Conversion Price Floor or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                  (v) ADJUSTMENTS FOR REORGANIZATION, MERGER, CONSOLIDATION OR SALES OF ASSETS. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company's properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Price and the Alternative Conversion Price Floor shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price and the Alternative Conversion Price Floor or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this
Section 5(e)(v) (including any adjustment in the Conversion Price and the Alternative Conversion Price Floor then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

                  (vi) ADJUSTMENTS FOR ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

                  (A) In the event the Company, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(e) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date) (the "Additional Shares of Common Stock"), at a price per share less than the Conversion Price, or without consideration, the Conversion Price and the Alternative Conversion Price Floor then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying each of the Conversion Price and the Alternative Conversion Price Floor by a fraction:

                  (1)     the numerator of which shall be equal to the sum of
(A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock PLUS (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Conversion Price and the Alternative Conversion Price Floor, as applicable, and

                  (2) the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

No adjustment of the number of shares of Common Stock shall be made under paragraph (A) of Section 5(e)(vi) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 5(e)(vii).

                  (vii) ISSUANCE OF COMMON STOCK EQUIVALENTS. If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Series A Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the "Common Stock Equivalents") and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the "Aggregate Per Common Share Price") shall be less than the Conversion Price, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended or adjusted shall make the Aggregate Per Common Share Price be less than Conversion Price in effect at the time of such amendment or adjustment, then the Conversion Price and the

Alternative Conversion Price Floor then in effect shall be adjusted pursuant to Section (5)(e)(vi) above assuming that all Additional Shares of Common Stock have been issued pursuant to the Convertible Securities or Common Stock Equivalents for a purchase price equal to the Aggregate Per Common Share Price. No adjustment of the Conversion Price and the Alternative Conversion Price Floor shall be made under this subsection (vii) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefore, if any adjustment shall previously have been made to the exercise price of such warrants then in effect upon the issuance of such warrants or other rights pursuant to this subsection (vii). No adjustment shall be made to the Conversion Price and the Alternative Conversion Price Floor upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price and the Alternative Conversion Price Floor was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

                  (viii) CONSIDERATION FOR STOCK. In case any shares of Common Stock or Convertible Securities other than the Series A Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

                          (1)   in connection with any merger or consolidation
in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

                          (2)   in the event of any consolidation or merger of
the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price and the Alternative Conversion Price Floor, or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the determination of the applicable Conversion Price and the Alternative Conversion Price Floor or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common

Stock issuable upon conversion of the Series A Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section (5)(e)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

                  (ix) RECORD DATE. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

                  (x) CERTAIN ISSUES EXCEPTED. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price and the Alternative Conversion Price Floor upon (i) the Company's issuance of any Additional Shares of Common Stock and warrants therefore in connection with a merger and/or acquisition, consolidation, sale or disposition of all or substantially all of the Company's assets, (ii) the Company's issuance of Additional Shares of Common Stock or warrants therefore in connection with strategic license agreements so long as such issuances are not for the purpose of raising capital, (iii) the Company's issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to the Company's stock option plans and employee stock purchase plans as they now exist, (iv) the Company's issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to any future stock option plan or employee stock purchase plan which is approved by the Board of Directors or any amendment to the Company's existing stock option plans and employee stock purchase plans which is approved by the Board of Directors so long as such issuances in the aggregate do not exceed 1,700,000 shares of Common Stock, (v) any transaction where the first use of proceeds from such transaction would be used to redeem all of the Preferred Shares in accordance with Section 8(h) of this Certificate of Designation, (vi) the issuance of Common Stock or warrants therefor in connection with any acquisition of assets, product lines or businesses so long as such issuances in the aggregate do not exceed twenty percent (20%) of the Company's issued and outstanding shares of Common Stock as of the date hereof, (vii) any issuances of Common Stock pursuant to Company 401(k) matches, (viii) any issuances of securities to consultants, financial advisers, public relations consultants or secured lenders to the Company so long as such issuances to such secured lenders do not in the aggregate exceed ten percent (10%) of the Company's issued and outstanding shares of Common Stock as of the date hereof, (ix) any issuances of warrants issued to a Purchaser pursuant to the Purchase Agreement and any issuances of warrants issued to the holders of the Notes issued pursuant to the Note and Warrant Purchase Agreement,
(x) any warrants issued to H.C. Wainwright & Co., Inc. as placement agent for the transactions contemplated by the Purchase Agreement and the Note and Warrant Purchase Agreement, (xi) the payment of any dividends on the Series A Preferred Stock and the payment of any interest on the Notes, (xii) any securities issued pursuant to Section 3.9 of the Purchase Agreement and

Section 3.9 of the Note and Warrant Purchase Agreement, (xiii) any securities issued to the holders of Series A Preferred Stock as payment of a penalty upon redemption of such shares of Series A Preferred Stock and any securities issued to the holders of the Notes as payment of a penalty upon prepayment of such Notes or otherwise, (xiv) any securities issued pursuant to the Note and Warrant Purchase Agreement, and (xv) the issuance of common stock upon the exercise or conversion of any securities described in clauses (i) through (xiv) above.

          (f) NO IMPAIRMENT. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 130% of the stated value of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

          (g) CERTIFICATES AS TO ADJUSTMENTS. Upon occurrence of each adjustment or readjustment of the Conversion Price and the Alternative Conversion Price Floor or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price and the Alternative Conversion Price Floor in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

          (h) ISSUE TAXES. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant thereto; PROVIDED, HOWEVER, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (i) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A Preferred Stock at least twenty
(20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock,
(II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

          (j) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid and Ask Prices of the Common Stock for the five (5) consecutive trading immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date, as applicable.

          (k) RESERVATION OF COMMON STOCK. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding; PROVIDED that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which the shares of Series A Preferred Stock are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A

Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder.

          (l) RETIREMENT OF SERIES A PREFERRED STOCK. Conversion of Series A Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date, and such date is referred to herein as the "Conversion Date". Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

          (m) REGULATORY COMPLIANCE. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

     6. NO PREEMPTIVE RIGHTS. Except as provided in Section 5 hereof and in the Purchase Agreement, no holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

     7.   CONVERSION RESTRICTIONS.

          (a)     Notwithstanding anything to the contrary set forth in
Section 5 of this Certificate of Designation, at no time may a holder of shares of Series A Preferred Stock convert shares of the Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 4.99% of all of the Common Stock outstanding at such time; PROVIDED, HOWEVER, that upon a holder of Series A Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the "Waiver Notice") that such holder would like to waive Section 7(a) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series A Preferred Stock, this Section 7(a) shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice; PROVIDED, FURTHER, that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the Mandatory Conversion Date.

          (b)     Notwithstanding anything to the contrary set forth in
Section 5 of this Certificate of Designation, at no time may a holder of shares of Series A Preferred Stock convert shares of the Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock outstanding at such time; PROVIDED, HOWEVER, that upon a holder of Series A Preferred Stock providing the Company with a Waiver Notice that such holder would like to waive Section 7(b) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series A Preferred Stock, this Section 7(b) shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice; PROVIDED, FURTHER, that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the Mandatory Conversion Date.

          (c)     Notwithstanding anything to the contrary set forth in
Section 5 of this Certificate of Designation, the Company shall not be obligated to issue in excess of an aggregate of 3,408,677 shares of Common Stock upon conversion of the Series A Preferred Stock, conversion of the Notes issued pursuant to the Note and Warrant Purchase Agreement and any shares of Common Stock issuable in connection with the Purchase Agreement and the Note and Warrant Purchase Agreement (including the warrants issued thereto and to placement agents for the transactions contemplated by such agreements), which number of shares shall be subject to adjustment pursuant to Section 5(e), ("Issuable Maximum"). The Issuable Maximum equals 19.999% of the number of shares of Common Stock outstanding immediately prior to the Issuance Date. If on any Conversion Date (A) the Common Stock is listed for trading on The Nasdaq National Market or The Nasdaq SmallCap Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock previously issued upon conversion of the Series A Preferred Stock or otherwise issued in connection with the Purchase Agreement and the Note and Warrant Purchase Agreement (including upon the exercise of warrants issued thereto and to placement agents for the transactions contemplated by such agreements), would equal or exceed the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of stockholders (the "Stockholder Approval"), if any, as may be required by the applicable rules and regulations of The Nasdaq Stock Market, Inc. (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof, then the Company shall issue to the holder so requesting such number of shares of Common Stock equal to such holder's pro rata portion of the Issuable Maximum as of the initial purchase date and, with respect to the remainder of shares of Common Stock which would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the "Excess Shares"), the Company shall have the option to either (1) use its reasonable efforts to obtain the Stockholder Approval applicable to such issuance as soon as is possible, but in any event not later than the later of June 15, 2003 and the 90th day after such request, or (2) deliver to such holder cash in an amount equal to the product of (x) the Closing Bid and Ask Price on the applicable Conversion Date, and (y) the number of shares of Common Stock in excess of such holder's pro rata portion of the Issuable Maximum that would have otherwise been issuable to the holder but for the provisions of this Section (such amount of cash being hereinafter referred to as the "Repurchase Amount"). If the Company fails to pay the Repurchase Amount in full pursuant to this Section within fifteen (15) days after the Company fails to obtain Stockholder Approval pursuant to (1) above or the date payable pursuant to (2) above, the Company will pay interest thereon at a rate of 10% per annum to the holder, accruing daily from the applicable Conversion until such amount, plus all such interest thereon, is paid in full. The Company and the holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversion of the Series A Preferred Stock shall not be entitled to cast votes on any resolution to obtain Stockholder Approval.

     8.   REDEMPTION.

          (a) REDEMPTION OPTION UPON MAJOR TRANSACTION. In addition to all other rights of the holders of Series A Preferred Stock contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), each holder of Series A Preferred Stock shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to 100% of the Liquidation Preference Amount, plus any accrued but unpaid dividends and liquidated damages (the "Major Transaction Redemption Price"); provided that the Company shall have the sole option to pay the Major Transaction Redemption Price in cash or shares of Common Stock. If the Company elects to pay the Major Transaction Redemption Price in shares of Common Stock, the price per share shall be based upon the quotient of (i) the Major Transaction Redemption Price divided by (ii) the greater of (x) 80% of the average of the Closing Bid and Ask Price of the Common Stock on the Nasdaq National Market for the fifteen (15) trading days ending on the eleventh (11th) trading day prior to the date of delivery of the Notice of Redemption at Option of Buyer Upon Major Transaction (as hereafter defined) and (y) the Conversion Price then in effect on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Major Transaction.

          (b) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the holders of Series A Preferred Stock contained herein, after a Triggering Event (as defined below), each holder of Series A Preferred Stock shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to 120% of the Liquidation Preference Amount, plus any accrued but unpaid dividends and liquidated damages the "Triggering Event Redemption Price" and, collectively with the "Major Transaction Redemption Price," the "Redemption Price"); provided that with respect to the Triggering Events described in clauses (i), (ii) and (iii) of
Section 8(d), the Company shall have the sole option to pay the Triggering Event Redemption Price in cash or shares of Common Stock; and provided, further, that with respect to the Triggering Events described in clause (iv) of
Section 8(d), the Company shall pay the Triggering Event Redemption Price in cash. If the Company elects to pay the Triggering Event Redemption Price in shares of Common Stock in accordance with this Section 8(b), the price per share shall be based upon the quotient of (i) the Triggering Event Redemption Price divided by (ii) the greater of (x) 80% of the average of the Closing Bid and Ask Price of the Common Stock on the Nasdaq National Market for the fifteen (15) trading days ending on the eleventh (11th) trading day prior to the date of delivery of the Notice of Redemption at Option of Buyer Upon Triggering Event (as hereafter defined) and (y) the Conversion Price then in effect on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Triggering Event.

          (c) "MAJOR TRANSACTION". A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

                  (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (B) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities).

                  (ii) the sale or transfer of more than 50% of the Company's assets (based on the fair market value as determined in good faith by the Company's Board of Directors) other than inventory in the ordinary course of business in one or a related series of transactions; or

                  (iii) closing of a purchase, tender or exchange offer made to the holders of more than 50% of the outstanding shares of Common Stock.

          (d) "TRIGGERING EVENT". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                  (i) so long as any shares of Series A Preferred Stock are outstanding, the effectiveness of the Registration Statement, after it becomes effective, (i) lapses for any reason (including, without limitation, the issuance of a stop order) or (ii) is unavailable to the holder of the Series A Preferred Stock for sale of the shares of Common Stock, and such lapse or unavailability continues for a period of twenty (20) consecutive trading days, and the shares of Common Stock into which such holder's Series A Preferred Stock can be converted cannot be sold in the public securities market pursuant to Rule 144(k), PROVIDED that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Series A Preferred Stock; and provided further that a Triggering Event shall not have occurred if and to the extent the Company exercised its rights set forth in Section 3(n) of the Registration Rights Agreement;

                  (ii) the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of The Nasdaq National Market, The Nasdaq SmallCap Market, The OTC Bulletin Board, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc., for a period of five (5) consecutive trading days;

                  (iii) the Company's notice to any holder of Series A Preferred Stock, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 9) or its intention not to comply with proper requests for conversion of any Series A Preferred Stock into shares of Common Stock; or

                  (iv) the Company's failure to comply with a Conversion Notice tendered in accordance with the provisions of this Certificate of Designation within ten (10) business days after the receipt by the Company of the Conversion Notice and the Preferred Stock Certificates.

          (e) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Major Transaction") to each holder of Series A Preferred Stock. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), any holder of Series A Preferred Stock then outstanding may require the Company to redeem, effective immediately prior to the consummation of such Major Transaction, all of the holder's Series A Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Major Transaction") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of shares of Series A Preferred Stock that such holder is electing to redeem and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 8(a) above.

          (f) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Series A Preferred Stock. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Series A Preferred Stock then outstanding may require the Company to redeem all of the Series A Preferred Stock by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Triggering Event") to the Company, which Notice of

Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of shares of Series A Preferred Stock that such holder is electing to redeem and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 8(b) above. A holder shall only be permitted to require the Company to redeem its Series A Preferred Stock pursuant to Section 8 hereof for the greater of a period of ten (10) days after receipt by such holder of a Notice of Triggering Event or for so long as such Triggering Event is continuing.

          (g) PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Triggering Event or a Notice(s) of Redemption at Option of Buyer Upon Major Transaction from any holder of Series A Preferred Stock, the Company shall immediately notify each holder of Series A Preferred Stock by facsimile of the Company's receipt of such Notice(s) of Redemption at Option of Buyer Upon Triggering Event or Notice(s) of Redemption at Option of Buyer Upon Major Transaction and each holder which has sent such a notice shall promptly submit to the Company such holder's Preferred Stock Certificates which such holder has elected to have redeemed. Other than with respect to the Triggering Event described in clause (iv) of Section 8(d), the Company shall have the sole option to pay the Redemption Price in cash or shares of Common Stock in accordance with Sections 8(a) and (b) and Section 9 of this Certificate of Designation. The Company shall deliver the applicable Major Transaction Redemption Price immediately prior to the consummation of the Major Transaction; PROVIDED that a holder's Preferred Stock Certificates shall have been so delivered to the Company; PROVIDED FURTHER that if the Company is unable to redeem all of the Series A Preferred Stock to be redeemed, the Company shall redeem an amount from each holder of Series A Preferred Stock being redeemed equal to such holder's pro-rata amount (based on the number of shares of Series A Preferred Stock held by such holder relative to the number of shares of Series A Preferred Stock outstanding) of all Series A Preferred Stock being redeemed. If the Company shall fail to redeem all of the Series A Preferred Stock submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series A Preferred Stock may have under this Certificate of Designation and the Purchase Agreement, the applicable Redemption Price payable in respect of such unredeemed Series A Preferred Stock shall bear interest at the rate of 1.0% per month (prorated for partial months) until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to a holder of shares of Series A Preferred Stock submitted for redemption, such holder shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the shares of Series A Preferred Stock that were submitted for redemption by such holder(s) under this
Section 8 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Major Transaction shall be null and void with respect to those shares of Series A Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid and (ii) the Company shall immediately return any Series A Preferred Stock submitted to the Company by each holder for redemption under this Section 8(d) and for which the applicable

Redemption Price has not been paid and (iii) the Conversion Price of such returned shares of Series A Preferred Stock shall be adjusted to the lesser of
(A) the Conversion Price and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; PROVIDED that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect. A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice other than interest payments. Payments provided for in this Section 8 shall have priority to payments to other stockholders in connection with a Major Transaction.

          (h) COMPANY'S REDEMPTION OPTION. Commencing thirty-six (36) months following the Issuance Date, the Company may redeem all or a portion of the Series A Preferred Stock outstanding upon five (5) days prior written notice (the "Company's Redemption Notice") at a price per share of Series A Preferred Stock equal to (i) 150% of the Liquidation Preference Amount plus (ii) any accrued but unpaid dividends and liquidated damages; PROVIDED, that if a holder has delivered a Conversion Notice to the Company or delivers a Conversion Notice within twenty-four (24) hours of receipt of the Company's Redemption Notice, up to fifty percent (50%) of the shares of Series A Preferred Stock designated to be redeemed may be converted by such holder; PROVIDED FURTHER that if during the period between delivery of the Company's Redemption Notice and the Redemption Date a holder shall become entitled to deliver a Notice of Redemption at Option of Buyer Upon Major Transaction, then the right of such holder shall take precedence over the previously delivered Company Redemption Notice. The Company's Redemption Notice shall state the date of redemption which date shall be the sixth (6th) day after the Company has delivered the Company's Redemption Notice (the "Company's Redemption Date"), the Company's Redemption Price and the number of shares to be redeemed by the Company. The Company shall not send a Company's Redemption Notice unless it has good and clear funds for a minimum of the amount it intends to redeem in a bank account controlled by the Company; PROVIDED that if the redemption is expected to be made contemporaneous with the closing of a public underwritten offering of the Company, then the Company may not have good and clear funds in the bank account at the time of the Company's Redemption Notice and may not send any such Company's Redemption Notice earlier than the day immediately prior to the date the public offering is priced. The Company shall deliver the Company's Redemption Price to the holder(s) within five (5) business days after the Company has delivered the Company's Redemption Notice, PROVIDED, that if the holder(s) delivers a Conversion Notice before the Company's Redemption Date, then the portion of the Company's Redemption Price which would be paid to redeem the shares of Series A Preferred Stock covered by such Conversion Notice shall be returned to the Company upon delivery of the Common Stock issuable in connection with such Conversion Notice to the holder(s). On the Redemption Date, the Company shall pay the Company's Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to the holder(s) on a pro rata basis, PROVIDED, however, that upon receipt by the Company of the Preferred Stock Certificates to be redeemed pursuant to this

Section 8(e), the Company shall, on the next business day following the date of receipt by the Company of such Preferred Stock Certificates, pay the Company's Redemption Price to the holder(s) on a pro rata basis. If the Company fails to pay the Company's Redemption Price by the sixth (6th) business day after the Company has delivered the Company's Redemption Notice (or in the case of a public offering, the closing of the public offering), the redemption will be declared null and void and the Company shall lose its right to serve a Company's Redemption Notice in the future.

     9.   INABILITY TO FULLY CONVERT.

          (a) HOLDER'S OPTION IF COMPANY CANNOT FULLY CONVERT. If, upon the Company's receipt of a Conversion Notice or on the Mandatory Conversion Date, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, other than as a result of failure to obtain Stockholder Approval, including, without limitation, because the Company
(w) does not have a sufficient number of shares of Common Stock authorized and available, (x) failed to call the Stockholder Meeting within the time period set forth in Section 7 hereof, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series A Preferred Stock pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 5(b)(ii) above and, with respect to the unconverted Series A Preferred Stock, the holder, solely at such holder's option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

                  (i) require the Company to redeem from such holder those Series A Preferred Stock for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("Mandatory Redemption") at a price per share equal to the Major Transaction Redemption Price as of such Conversion Date (the "Mandatory Redemption Price"); provided that the Company shall have the sole option to pay the Mandatory Redemption Price in cash or shares of Common Stock;

                  (ii) if the Company's inability to fully convert Series A Preferred Stock is pursuant to Section 9(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 5(b)(ii) above;

                  (iii) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series A Preferred Stock that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice).

In the event a Holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such Holder in an amount equal to 130% of the amount of shares of Series A Preferred Stock the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

          (b) MECHANICS OF FULFILLING HOLDER'S ELECTION. The Company shall immediately send via facsimile to a holder of Series A Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 9(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate
(i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Series A Preferred Stock which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder shall notify the Company of its election pursuant to Section 9(a) above by delivering written notice via facsimile to the Company ("Notice in Response to Inability to Convert").

          (c) PAYMENT OF REDEMPTION PRICE. If such holder shall elect to have its shares redeemed pursuant to Section 9(a)(i) above, the Company shall pay the Mandatory Redemption Price to such holder within thirty (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert, PROVIDED that prior to the Company's receipt of the holder's Notice in Response to Inability to Convert the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to such holder can and will be delivered to the holder in accordance with the terms of Section 2(g). If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this
Section 9(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series A Preferred Stock may have under this Certificate of Designation and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may (i) void the Mandatory Redemption with respect to those Series A Preferred Stock for which the full Mandatory Redemption Price has not been paid,
(ii) receive back such Series A Preferred Stock, and (iii) require that the Conversion Price of such returned Series A Preferred Stock be adjusted to the lesser of (A) the Conversion Price and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the holder voided the Mandatory Redemption.

          (d) PRO-RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice from more than one holder of Series A Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Series A Preferred Stock pursuant to this Section 9, the Company shall convert and redeem from each holder of Series A Preferred Stock electing to have Series A Preferred Stock converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number shares of Series A Preferred Stock held by such holder relative to the number shares of Series A Preferred Stock outstanding) of all shares of Series A Preferred Stock being converted and redeemed at such time.

     10. VOTE TO CHANGE THE TERMS OF OR ISSUE PREFERRED STOCK. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than three-fourths (3/4) of the then outstanding shares of Series A Preferred Stock, shall be required (a) for any change to this Certificate of Designation or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock or (b) for the issuance of shares of Series A Preferred Stock other than pursuant to the Purchase Agreement.

     11. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; PROVIDED, HOWEVER, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

     12. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     13. SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

     14. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     IN WITNESS WHEREOF, the undersigned has executed and subscribed this Amended Certificate and does affirm the foregoing as true this 14th day of February, 2003.

                                      SATCON TECHNOLOGY CORPORATION


                                      By: /s/ David B. Eisenhaure
                                          --------------------------------------
                                          Name:   David B. Eisenhaure
                                          Title:  President and Chief Executive
                                                  Officer

                                                                       EXHIBIT I
                          SATCON TECHNOLOGY CORPORATION
                                CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock of SatCon Technology Corporation (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Shares"), of SatCon Technology Corporation, a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

     Date of Conversion:                        ________________________________

     Number of Preferred Shares to be converted:_______

     Stock certificate no(s). of Preferred Shares to be converted:________

     The Common Stock have been sold pursuant to the Registration Statement
(as defined in the Purchase Agreement): YES ____       NO____

Please confirm the following information:

     Conversion Price:                          ________________________________

     Number of shares of Common Stock
     to be issued:                              ________________________________


Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _____________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

     Issue to:                                  ________________________________
                                                ________________________________

     Facsimile Number:                          ________________________________


     Authorization:                             --------------------------------
                                                By:
                                                    ----------------------------
                                                Title:
                                                       -------------------------

     Dated:


                                 PRICES ATTACHED